U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

JDS Capital Management, Inc.
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   (Last)               (First)                 (Middle)

780 Third Avenue, 45th Floor
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                                    (Street)

 New York,              New York                10017
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Komag, Incorporated     KOMG (OTCBB)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

13-3918633
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4. Statement for Month/Year

July / 2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

   |_|  Form filed by one Reporting Person
   |X|  Form filed by more than one Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock                                                                          672,368           I         (1)
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Common Stock                                                                        2,756,912           I         (2)
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Common Stock               July 1, 2002   J (3)          185,867       (D)   (3)      717,344           I         (3)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


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

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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
Explanation of Responses:

(1) These securities are being filed as part of a group consisting of JDS Capital Management, Inc., Dimensional Partners, Ltd., Joseph D. Samberg, JDS Capital, L.P., JDS Capital Management, LLC, Dimensional Partners, L.P. and JDS Asset Management, LLC. These securities are owned directly by Dimensional Partners, Ltd. and indirectly by JDS Capital Management Inc., as its investment manager and sub-advisor and by Joseph D. Samberg, as the President of JDS Capital Management, Inc.

(2) These securities are owned directly by JDS Capital, L.P. and indirectly by JDS Capital Management, LLC, as its general partner, and by Joseph D. Samberg, as Managing Member of JDS Capital Management, LLC.

(3) These securities are owned directly by Dimensional Partners, L.P. and indirectly by JDS Asset Management, LLC, as its general partner and by Joseph D. Samberg, as Managing Member of JDS Asset Management, LLC. On July 1, 2002, Dimensional Partners, L.P. made a distribution in kind to one of its limited partners, consisting in part of 185,867 shares of Common Stock of Komag, Incorporated.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


JDS Capital Management, Inc.

/s/ Joseph D. Samberg                                        August 9, 2002
---------------------------------------------            -----------------------
Name: Joseph D. Samberg                                           Date
Title: Managing Member

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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